Exhibit 4.3

EXECUTION COPY

FIRST SUPPLEMENTAL INDENTURE

          THIS FIRST SUPPLEMENTAL INDENTURE dated as of April 15, 2005 (this “Supplemental Indenture”), is entered into by and among LifePoint Hospitals, Inc., a Delaware corporation previously named Lakers Holding Corp. (“LifePoint Holdco”), Province Healthcare Company, a Delaware corporation (“Province”) and U.S. Bank National Association (as successor in interest to National City Bank), as Trustee hereunder (the “Trustee”). Capitalized terms used herein and not otherwise defined have the meanings set forth in the Indenture referred to below.

RECITALS

          Province has heretofore executed and delivered to the Trustee an indenture dated as of November 20, 2000 (the “Indenture”), providing for the issuance of 4 1/2% Convertible Subordinated Notes due 2005 of Province (the “Notes”).

          Province entered into an Agreement and Plan of Merger dated as of August 15, 2004, by and among itself, LifePoint Holdco, LifePoint Hospitals, Inc., a Delaware corporation that has since been renamed Historic LifePoint Hospitals, Inc. (“LifePoint Opco”), Lakers Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of LifePoint Holdco (“LifePoint Merger Sub”) and Pacers Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of LifePoint Holdco (“Province Merger Sub”), as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of January 25, 2005 and Amendment No. 2 to Agreement and Plan of Merger, dated as of March 15, 2005 (collectively, the “Merger Agreement”).

          Pursuant to the Merger Agreement, LifePoint Holdco acquired all of the capital stock of each of LifePoint Opco and Province through the merger of LifePoint Merger Sub with and into LifePoint Opco, with LifePoint Opco continuing as the surviving corporation (the “LifePoint Merger”), and the merger of Pacers Merger Sub with and into Province, with Province continuing as the surviving corporation (the “Province Merger” and, together with the LifePoint Merger, the “Mergers”). As a result of the Mergers, which were consummated on April 15, 2005, stockholders that previously owned capital stock of LifePoint Opco and Province, respectively, collectively own all of the outstanding shares of capital stock of LifePoint Holdco.

          Pursuant to the Province Merger, each share of common stock of Province, par value $0.01 per share (the “Province Common Stock”) was converted into and exchanged for (i) 0.2917 shares of common stock, par value $0.01 per share, of LifePoint Holdco and (ii) a cash payment in the amount of $11.375.

          Pursuant to Section 9.01 of the Indenture, Province and the Trustee may amend the Indenture or the Notes to add to the covenants of Province for the benefit of the Holders and to provide for conversion rights of Holders in compliance with Section 10.11 of the Indenture, in each case without the consent of any Holder.

          Province and LifePoint Holdco are executing this Supplemental Indenture in order to provide that (i) LifePoint Holdco will fully and unconditionally guarantee all of Province’s obligations under the Notes and the Indenture, on the terms and conditions set forth therein and (ii) pursuant to Section 10.11 of the Indenture, each Note will be convertible into Province Consideration Units (as hereinafter defined) consisting of the kind and amount of shares of stock and cash which the Holder thereof would have been entitled to receive if such Note had been converted into Province Common Stock immediately prior to the consummation of the Mergers.

          Province and LifePoint Holdco desire and have requested the Trustee to enter into this Supplemental Indenture for the purpose of amending the Indenture to provide that LifePoint Holdco will fully and unconditionally guarantee all of Province’s obligations under the Notes and the Indenture and, upon conversion of the Notes under the Indenture, a Holder will receive Province Consideration Units in lieu of shares of Province Common Stock in accordance with the terms of the Indenture.

          Each of Province and LifePoint Holdco has duly authorized the execution and delivery of this Supplemental Indenture.

AGREEMENTS

          NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

          Section 1. Confirmation of Indenture. Except as amended and supplemented hereby, the Indenture is hereby ratified, confirmed and reaffirmed in all respects. The Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

          Section 2. Definitions. Section 1.01 of the Indenture is hereby amended as follows:

          (a) The definition of “Cash Component” is hereby added to the Indenture and shall read as follows:

          “Cash Component” means the cash portion of the Province Consideration Unit, which is $11.375, without interest.”

          (b) The definition of “Common Stock” is hereby amended and restated in its entirety to read as follows:

          “Common Stock” means the common stock, par value $0.01 per share, of the Company authorized at the date of the First Supplemental Indenture.

          (c) The definition of “First Supplemental Indenture” is hereby added to the Indenture and shall read as follows:

          “First Supplemental Indenture” means the supplemental indenture to this Indenture, dated as of April 15, 2005, by and among LifePoint, the Company and the Trustee.

          (d) The definition of “LifePoint” is hereby added to the Indenture and shall read as follows:

          “LifePoint” means LifePoint Hospitals, Inc., a Delaware corporation, previously named Lakers Holding Corp.

          (e) The definition of “LifePoint Board of Directors” is hereby added to the Indenture and shall read as follows:

          “LifePoint Board of Directors” means either the board of directors of LifePoint or any duly authorized committee of such board.

          (f) The definition of “LifePoint Common Stock” is hereby added to the Indenture and shall read as follows:

          “LifePoint Common Stock” means the common stock, par value $0.01 per share, of LifePoint authorized at the date of the First Supplemental Indenture. Subject to the provisions of Section 10.11, shares issuable on conversion of Notes shall include only shares of LifePoint Common Stock or shares of any class or classes of common stock resulting from any reclassification or reclassifications thereof; provided, however, that if at any time there shall be more than one such resulting class, the shares so issuable on conversion of Notes shall include shares of all such classes, and the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

          (g) The definition of “LifePoint Senior Credit Facility” is hereby added to the Indenture and shall read as follows:

          “LifePoint Senior Credit Facility” means the Credit Facility by and among LifePoint, Citicorp North America, Inc., as Administrative Agent, and the lenders party thereto from time to time, dated as of April 15, 2005, including any related notes, debentures, bonds or other debt instruments, letters of credit, Guarantees, collateral documents, instruments, indentures and agreements executed in connection therewith, and in each case as the same may be amended, extended, restated modified, supplemented, renewed, refunded, replaced or refinanced in whole or in part from time to time by one or more credit agreements or facilities, debt instruments, indentures and/or related documentation (including increasing the amount committed or lent thereunder, extending the maturity of any Indebtedness thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks, institutional investors, insurance companies, funds or other lenders or investors or LifePoint becomes a borrower thereunder).

          (h) The definition of “LifePoint Senior Indebtedness” is hereby added to the Indenture and shall read as follows:

          “LifePoint Senior Indebtedness” means:

          (a) all obligations of LifePoint, now or hereafter existing, under or in respect of the LifePoint Senior Credit Facility, whether for principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to LifePoint at the rate specified in the documentation with respect thereto, whether or not a claim for post-filing interest is allowed in such proceeding) or other amounts due in connection therewith (including any fees, premiums, expenses and indemnities); and

          (b) the principal of, premium, if any, and interest on all other Indebtedness of LifePoint (other than the Note Guarantee), whether outstanding on the date of this Indenture or thereafter created, incurred or assumed (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to LifePoint at the rate specified in the documentation with respect thereto, whether or not a claim for post-filing interest is allowed in such proceeding) or other amounts due in connection therewith (including any fees, premiums, expenses and indemnities), unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness is on parity with or subordinated in right of payment to the Note Guarantee.

          (i) The definition of “Mergers” is hereby added to the Indenture and shall read as follows:

               “Mergers” means, collectively, the merger of Lakers Acquisition Corp., a Delaware corporation (“LifePoint Merger Sub”) with and into Historic LifePoint Hospitals, Inc., a Delaware corporation, previously named LifePoint Hospitals, Inc. (“LifePoint Opco”), with LifePoint Opco continuing as the surviving corporation and the merger of Pacers Acquisition Corp., a Delaware corporation (“Province Merger Sub”) with and into the Company, with the Company continuing as the surviving corporation, in each case pursuant to the Agreement and Plan of Merger dated as of August 15, 2004, by and among the Company, LifePoint, LifePoint Opco, LifePoint Merger Sub and Province Merger Sub, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of January 25, 2005 and Amendment No. 2 to Agreement and Plan of Merger, dated as of March 15, 2005.

          (j) The definition of “Note Guarantee” is hereby added to the Indenture and shall read as follows:

          “Note Guarantee” means LifePoint’s guarantee of the obligations of the Company under the Indenture in accordance with the terms of the Indenture and the First Supplemental Indenture.

          (k) The definition of “Province Consideration Unit” is hereby added to the Indenture and shall read as follows:

          “Province Consideration Unit” means .(i) a number of shares of LifePoint Common Stock equal to the Stock Conversion Ratio (as adjusted from time to time) and (ii) the Cash Component.

          (l) The definition of “Stock Conversion Ratio” is hereby added to the Indenture and shall read as follows:

          “Stock Conversion Ratio” means 0.2917, subject to adjustment as provided in Section 10.04 hereof.

          (m) The definition of “Trading Day” is hereby amended and restated in its entirety to read as follows:

          “Trading Day” means a day during which trading in LifePoint Common Stock generally occurs on the New York Stock Exchange or if the LifePoint Common Stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which the LifePoint Common Stock is then listed or, if the LifePoint Common Stock is not listed on a national or regional securities exchange, on the National Association of Securities Dealers Automated Quotation System or, if the LifePoint Common Stock is not quoted on the National Association of Securities Dealers Automated Quotation System, on the principal other market on which the LifePoint Common Stock is then traded.

          Section 3. Events of Default. Subsection (3) of Section 6.01 of the Indenture is hereby amended and restated in its entirety to read as follows:

          (3) the Company fails to deliver Province Consideration Units, together with cash in lieu of fractional shares of LifePoint Common Stock, when such Province Consideration Units or cash in lieu of fractional shares of LifePoint Common Stock is required to be delivered upon conversion of a Note and such failure continues for 10 days after such delivery date;

          Section 4. Conversion. Article 10 of the Indenture is hereby amended and restated in its entirety to read as set forth on Annex A hereto.

          Section 5. LifePoint Guarantee. Article 13 “Note Guarantee” and Article 14 “Subordination of Note Guarantee” are hereby added to the Indenture and shall read as set forth in Annex B hereto.

          Section 6. Form of the Face of the Global Note. The third and fourth paragraphs of the form of the face of the Global Note set forth on page A-1-1 of the Indenture are hereby amended and restated in their entirety to read as follows:

     THIS NOTE AND THE SHARES OF LIFEPOINT COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE, THE SHARES OF LIFEPOINT COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN OR THEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

     THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES TO OFFER, SELL, OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”), WHICH IS TWO YEARS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH PROVINCE HEALTHCARE COMPANY (THE “COMPANY”) OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE) ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) FOR SO LONG AS THIS NOTE AND THE SHARES OF LIFEPOINT COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHICH NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (D) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND IN EACH OF THE FOREGOING CASES, A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS NOTE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE.

          Section 7. Form of 4 1/2% Convertible Subordinated Note Due 2005.

          (a) The penultimate sentence of Section 1 of the form of the reverse side of the Note set forth on page A-1-4 of the Indenture is hereby amended and restated in its entirety to read as follows:

   The Company shall pay cash interest on overdue principal, or if Province Consideration Units (or cash in lieu of fractional shares of LifePoint Common Stock) in respect of a conversion of this Note in accordance with the terms of Article 10 of the Indenture are not delivered when due, at the rate borne by the Notes plus 1% per annum, and it shall pay interest in cash on overdue installments of cash interest at the same rate to the extent lawful.

          (b) Section 6 of the form of the reverse side of the Note set forth on page A-1-5 of the Indenture is hereby amended and restated in its entirety to read as follows:

6. Repurchase by the Company at the Option of the Holder.

          If a Change in Control occurs, the Holder, at the Holder’s option, shall have the right, in accordance with the provisions of the Indenture, to require the Company to repurchase the Notes (or any portion of the principal amount hereof that is at least $1,000 or an integral multiple thereof, provided that the portion of the principal amount of this Note to be outstanding after such repurchase is at least equal to $1,000) at the Change in Control Repurchase Price in cash, plus any interest accrued and unpaid to the Change in Control Repurchase Date.

          A Change in Control Repurchase Notice will be given by the Company to the Holders as provided in the Indenture. To exercise a repurchase right, a Holder must deliver to the Trustee a written notice as provided in the Indenture.

          Holders have the right to withdraw any Change in Control Repurchase Notice by delivering to the Paying Agent a written notice of withdrawal in accordance with the provisions of the Indenture.

          (c) Section 8 of the form of the reverse side of the Note set forth on page A-1-6 of the Indenture is hereby amended and restated in its entirety to read as follows:

8. Conversion.

          Subject to the next two succeeding sentences, a Holder of a Note may convert it into Province Consideration Units at any time before the close of business on November 19, 2005. If the Note is called for redemption, the Holder may convert it at any time before the close of business on the Business Day preceding the Redemption Date. A Note in respect of which a Holder has delivered a Change in Control Repurchase Notice exercising the option of such Holder to require the Company to purchase such Note may be converted only if such notice of exercise is withdrawn in accordance with the terms of the Indenture.

          The initial Conversion Price shall be equal to $26.45 per Province Consideration Unit. The number of shares of LifePoint Common Stock issuable as part of a Province Consideration Unit is subject to adjustment in certain events described in the Indenture. The Company shall pay a cash adjustment as provided in the Indenture in lieu of any fractional share of LifePoint Common Stock.

          To convert a Note, a Holder must (1) complete and manually sign the conversion notice below (or complete and manually sign a facsimile of such notice) and deliver such notice to the Conversion Agent, (2) surrender the Note to the Conversion Agent, (3) furnish appropriate endorsements and transfer documents if required by the Conversion Agent, the Company or the Trustee and (4) pay any transfer or similar tax, if required.

          (d) Section 9 of the form of the reverse side of the Note set forth on page A-1-6 of the Indenture is hereby amended and restated in its entirety to read as follows:

9. Conversion Arrangement on Call for Redemption.

          Any Notes called for redemption, unless surrendered for conversion before the close of business on the Redemption Date, may be deemed to be purchased from the Holders of such Notes at an amount not less than the Redemption Price, by one or more investment bankers or other purchasers who may agree with the Company to purchase such Notes from the Holders, to convert them into Province Consideration Units and to make payment for such Notes to the Trustee in trust for such Holders.

          (e) The first sentence of Section 14 of the form of the reverse side of the Note set forth on page A-1-7 of the Indenture is hereby amended and restated in its entirety to read as follows:

          Under the Indenture, Events of Default include (1) the Company fails to pay when due the principal of or premium, if any, on any of the Notes at maturity, upon redemption or exercise of a repurchase right or otherwise, whether or not such payment is prohibited by Article 11 of the Indenture; (2) the Company fails to pay an installment of interest (including liquidated damages, if any) on any of the Notes that continues for 30 days after the date when due, whether or not such payment is prohibited by Article 11 of the Indenture; (3) the Company fails to deliver Province Consideration Units, together with cash in lieu of fractional shares of LifePoint Common Stock, when such Province Consideration Units or cash in lieu of fractional shares of LifePoint Common Stock is required to be delivered upon conversion of a Note and such failure continues for 10 days after such delivery date; (4) the Company fails to perform or observe any other term, covenant or agreement contained in the Notes or the Indenture for a period of 60 days after written notice of such failure, requiring the Company to remedy the same, shall have been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then outstanding; (5) (A) one or more defaults in the payment of principal of or premium, if any, on any of the Company’s Indebtedness aggregating $5.0 million or more, when the same becomes due and payable at the scheduled maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived within a 30-day period after the date of such default or (B) any of the Company’s Indebtedness aggregating $5.0 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled required prepayment) prior to the scheduled maturity thereof and such acceleration is not rescinded or annulled within a 30-day period after the date of such acceleration; and (6) certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary or any Subsidiaries of the Company which in the aggregate would constitute a Significant Subsidiary.

          Section 8. Assignment Form and Conversion Notice. The form of Assignment Form and Conversion Notice set forth on page A-1-9 of the Indenture is hereby amended and restated in its entirety to read as set forth in Annex C hereto.

          Section 9. Form of Certificated Note. The first and second paragraphs of the form of the certificated Note set forth on page A-2-1 of the Indenture are hereby amended and restated in their entirety to read as follows:

     THIS NOTE AND THE SHARES OF LIFEPOINT COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE, THE SHARES OF LIFEPOINT COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN OR THEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

     THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES TO OFFER, SELL, OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”), WHICH IS TWO YEARS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH PROVINCE HEALTHCARE COMPANY (THE “COMPANY”) OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE) ONLY (A) TO THE COMPANY OR ANY

SUBSIDIARY THEREOF, (B) FOR SO LONG AS THIS NOTE AND THE SHARES OF LIFEPOINT COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHICH NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (D) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (C), (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND IN EACH OF THE FOREGOING CASES, A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS NOTE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

          Section 10. Form of Letter to be Delivered by Accredited Investors. The form of the letter to be delivered by accredited investors set forth in Exhibit B-2 of the Indenture is hereby amended and restated in its entirety to read as set forth in Annex D hereto.

          Section 11. Miscellaneous.

          (a) Execution of Supplemental Indenture. This Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this Supplemental Indenture forms a part of the Indenture.

          (b) GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE AND THE NOTES WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

          (c) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

          (d) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

     (e) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by LifePoint Holdco and the Company.

[Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

Dated: April 15, 2005
LIFEPOINT HOSPITALS, INC.

	By:	/s/ William F. Carpenter III

	Name:	William F. Carpenter III
	Title:	Executive Vice President, General
Counsel and Secretary

PROVINCE HEALTHCARE COMPANY

	By:	/s/ Michael J. Culotta

	Name:	Michael J. Culotta
	Title:	Treasurer

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

	By:	/s/ Charles R. Lush, Jr.

	Name:	Charles R. Lush, Jr.
	Title:	Corporate Trust Officer

[Province 4 1/2% Notes Supplemental Indenture]

ANNEX A

ARTICLE 10

CONVERSION

          SECTION 10.01 Conversion Right and Conversion Price. Subject to and upon compliance with the provisions of this Article 10, at the option of the Holder thereof, any Note or any portion of the principal amount thereof which is $1,000 or an integral multiple of $1,000 may be converted at the principal amount thereof, or of such portion thereof, into Province Consideration Units, which include authorized, fully paid and nonassessable shares of LifePoint Common Stock, at the Conversion Price. Such conversion right shall expire at the close of business on November 19, 2005.

          In case a Note or portion thereof is called for redemption, such conversion right in respect of the Note or the portion so called, shall expire at the close of business on the Business Day preceding the Redemption Date, unless the Company defaults in making the payment due upon redemption. In the case of a Change in Control for which the Holder exercises its repurchase right with respect to a Note or portion thereof, such conversion right in respect of the Note or portion thereof shall expire at the close of business on the Business Day immediately preceding the Change in Control Repurchase Date.

          The price at which Province Consideration Units shall be delivered upon conversion (the “Conversion Price”) shall be equal to $26.45 per Province Consideration Unit.

          SECTION 10.02 Exercise of Conversion Right. To exercise the conversion right, the Holder of any Note to be converted shall surrender such Note duly endorsed or assigned to the Company or in blank, at the office of any Conversion Agent, accompanied by a duly signed conversion notice substantially in the form attached to the Note to the Company stating that the Holder elects to convert such Note or, if less than the entire principal amount thereof is to be converted, the portion thereof to be converted.

          Notes surrendered for conversion during the period from the close of business on any Regular Record Date to the opening of business on the next succeeding Interest Payment Date shall be accompanied by payment in New York Clearing House funds or other funds acceptable to the Company of an amount equal to the interest to be received on such Interest Payment Date on the principal amount of Notes being surrendered for conversion.

          Notes shall be deemed to have been converted immediately prior to the close of business on the day of surrender of such Notes for conversion in accordance with the foregoing provisions, and at such time the rights of the Holders of such Notes as Holders shall cease, and the Person or Persons entitled to receive the Province Consideration Units issuable upon conversion shall be treated for all purposes as the record holder or holders of the LifePoint Common Stock comprising a portion thereof, at such time. As promptly as practicable on or after the conversion date, the Company shall cause to be issued and delivered to such Conversion Agent the Province Consideration

Units issuable upon conversion, including a certificate or certificates for the number of full shares of LifePoint Common Stock comprising a portion thereof, together with payment in lieu of any fraction of a share of LifePoint Common Stock as provided in Section 10.03 hereof.

          In the case of any Note which is converted in part only, upon such conversion the Company shall execute and the Trustee shall authenticate and deliver to the Holder thereof, at the expense of the Company, a new Note or Notes of authorized denominations in aggregate principal amount equal to the unconverted portion of the principal amount of such Notes.

          If shares of LifePoint Common Stock to be issued upon conversion of a Restricted Note, or securities to be issued upon conversion of a Restricted Note in part only, are to be registered in a name other than that of the Holder of such Restricted Note, such Holder must deliver to the Conversion Agent a certificate in substantially the form set forth in the form of Note set forth in Exhibit A annexed hereto, dated the date of surrender of such Restricted Note and signed by such Holder, as to compliance with the restrictions on transfer applicable to such Restricted Note. Neither the Trustee nor any Conversion Agent, Registrar or Transfer Agent shall be required to register in a name other than that of the Holder shares of LifePoint Common Stock or Notes issued upon conversion of any such Restricted Note not so accompanied by a properly completed certificate.

          The Company hereby initially appoints the Trustee as the Conversion Agent.

          SECTION 10.03 Fractions of Shares. No fractional shares of LifePoint Common Stock shall be issued upon conversion of any Note or Notes. If more than one Note shall be surrendered for conversion at one time by the same Holder, the number of full shares which shall be issued upon conversion thereof shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof) so surrendered and the aggregate number of Province Consideration Units into which such aggregate principal amount is to be converted. Instead of any fractional share of LifePoint Common Stock which would otherwise be issued upon conversion of any Note or Notes (or specified portions thereof), the Company shall pay a cash adjustment in respect of such fraction (calculated to the nearest one-100th of a share) in an amount equal to the same fraction of the quoted price of the LifePoint Common Stock as of the Trading Day preceding the date of conversion.

          SECTION 10.04 Adjustment of Stock Conversion Ratio. The Stock Conversion Ratio shall be subject to adjustments, calculated by the Company, from time to time as follows:

     (a) If, following the execution of the First Supplemental Indenture, LifePoint shall pay a dividend or make a distribution to all holders of the outstanding LifePoint Common Stock in shares of LifePoint Common Stock, the Stock Conversion Ratio shall be adjusted so that the same shall equal the product determined by multiplying the Stock Conversion Ratio in effect at the opening of business on the date following the date fixed for determination of stockholders entitled to receive such dividend or other distribution by a fraction:

     (1) the numerator of which shall be the sum of the number of shares of LifePoint Common Stock outstanding at the close of business on the Record Date (as defined in Section 10.4(g)) fixed for such determination and the total number of shares constituting such dividend or distribution, and

     (2) the denominator of which shall be the number of shares of LifePoint Common Stock outstanding at the close of business on the Record Date (as defined in Section 10.4(g)) fixed for such determination.

Such increase shall become effective immediately after the opening of business on the day following the Record Date. If any dividend or distribution of the type described in this Section 10.04(a) is declared but not so paid or made, the Stock Conversion Ratio shall again be adjusted to the Stock Conversion Ratio which would then be in effect if such dividend or distribution had not been declared.

     (b) If, following the execution of the First Supplemental Indenture, the outstanding shares of LifePoint Common Stock shall be subdivided into a greater number of shares of LifePoint Common Stock or combined into a smaller number of shares of LifePoint Common Stock, the Stock Conversion Ratio in effect at the opening of business on the day following the day upon which such subdivision or combination becomes effective shall be proportionately reduced or proportionately increased, as the case may be, so that the Holder of any Note thereafter surrendered for conversion shall be entitled to receive (as part of the Province Consideration Units deliverable upon conversion) that number of shares of LifePoint Common Stock which such Holder would have owned had such Note been converted immediately prior to the happening of such subdivision or combination, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

     (c) If, following the execution of the First Supplemental Indenture, LifePoint shall issue rights or warrants (other than any rights or warrants referred to in Section 10.04(d)) to all holders of its outstanding shares of LifePoint Common Stock entitling them to subscribe for or purchase shares of LifePoint Common Stock (or securities convertible into LifePoint Common Stock) at a price per share (or having a conversion price per share) less than the Current Market Price (as defined in Section 10.04(g)) on the Record Date fixed for the determination of stockholders entitled to receive such rights or warrants, the Stock Conversion Ratio shall be adjusted so that the same shall equal the product determined by multiplying the Stock Conversion Ratio in effect at the opening of business on the date after such Record Date by a fraction:

     (1) the numerator of which shall be the number of shares of LifePoint Common Stock outstanding at the close of business on the Record Date plus the total number of additional shares of LifePoint Common Stock so offered for subscription or purchase (or into which the convertible securities so offered are convertible), and

     (2) the denominator of which shall be the number of shares of LifePoint Common Stock outstanding on the close of business on the Record Date plus the number of shares which the aggregate offering price of the total number of shares so offered for subscription or purchase (or the aggregate conversion price of the convertible securities so offered) would purchase at such Current Market Price.

Such adjustment shall become effective immediately after the opening of business on the day following the Record Date fixed for determination of stockholders entitled to receive such rights or warrants. To the extent that shares of LifePoint Common Stock (or securities convertible into LifePoint Common Stock) are not delivered pursuant to such rights or warrants, upon the expiration or termination of such rights or warrants the Stock Conversion Ratio shall be readjusted to the Stock Conversion Ratio which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of LifePoint Common Stock (or securities convertible into LifePoint Common Stock) actually delivered. In the event that such rights or warrants are not so issued, the Stock Conversion Ratio shall again be adjusted to be the Stock Conversion Ratio which would then be in effect if such date fixed for the determination of stockholders entitled to receive such rights or warrants had not been fixed. In determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of LifePoint Common Stock at less than such Current Market Price, and in determining the aggregate offering price of such shares of LifePoint Common Stock, there shall be taken into account any consideration received for such rights or warrants, the value of such consideration if other than cash, to be determined by the Board of Directors.

     (d) If, following the execution of the First Supplemental Indenture, LifePoint shall, by dividend or otherwise, distribute to all holders of LifePoint Common Stock shares of any class of capital stock of LifePoint (other than any dividends or distributions to which Section 10.04(a) applies) or evidences of its indebtedness, cash or other assets, including securities, but excluding (1) any rights or warrants referred to in Section 10.04(c), (2) any stock, securities or other property or assets (including cash) distributed in connection with a reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance to which Section 10.11 hereof applies (including, for the avoidance of doubt, the Mergers) and (3) dividends and distributions paid exclusively in cash (the securities described in foregoing clauses (1), (2) and (3) hereinafter in this Section 10.04(d) called the “excluded securities”), then, in each such case, subject to the second succeeding paragraph of this Section 10.04(d), the Stock Conversion Ratio shall be adjusted so that the same shall equal the product determined by multiplying the Stock Conversion Ratio in effect immediately prior to the close of business on the Record Date (as defined in Section 10.04(g)) with respect to such distribution by a fraction:

     (1) the numerator of which shall be the Current Market Price (determined as provided in Section 10.04(g)) on such date, and

     (2) the denominator of which shall be such Current Market Price less the fair market value (as determined by the Board of Directors, whose determination shall be conclusive and set forth in a Board Resolution) on such date of the portion of the securities so distributed (other than excluded securities) applicable to one share of LifePoint Common Stock (determined on the basis of the number of shares of the LifePoint Common Stock outstanding on the Record Date).

Such increase shall become effective immediately prior to the opening of business on the day following the Record Date. However, in the event that the then fair market value (as so determined) of the portion of the securities so distributed (other than excluded securities) applicable to one share of LifePoint Common Stock is equal to or greater than the Current Market Price on the Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall have the right to receive (as part of the Province Consideration Units deliverable) upon conversion of a Note (or any portion thereof) the amount of securities so distributed (other than excluded securities) such Holder would have received had such Holder converted such Note (or portion thereof) immediately prior to such Record Date. In the event that such dividend or distribution is not so paid or made, the Stock Conversion Ratio shall again be adjusted to be the Stock Conversion Ratio which would then be in effect if such dividend or distribution had not been declared.

              If the Board of Directors determines the fair market value of any distribution for purposes of this Section 10.04(d) by reference to the actual or when issued trading market for any securities comprising all or part of such distribution (other than excluded securities), it must in doing so consider the prices in such market over the same period (the “Reference Period”) used in computing the Current Market Price pursuant to Section 10.04(g) to the extent possible, unless the Board of Directors in a Board Resolution determines in good faith that determining the fair market value during the Reference Period would not be in the best interest of the Holder.

              Rights or warrants distributed by LifePoint to all holders of LifePoint Common Stock entitling the holders thereof to subscribe for or purchase shares of LifePoint’s capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”):

          (i) are deemed to be transferred with such shares of LifePoint Common Stock;

          (ii) are not exercisable; and

          (iii) are also issued in respect of future issuances of LifePoint Common Stock,

shall be deemed not to have been distributed for purposes of this Section 10.04(d) (and no adjustment to the Stock Conversion Ratio under this Section 10.04(d) will be required) until the occurrence of the earliest Trigger Event. If such right or warrant is subject to subsequent events, upon the occurrence of which such right or warrant shall become exercisable to purchase different securities, evidences of indebtedness or other assets or entitle the holder to purchase a different number or amount of the foregoing or to purchase any of the foregoing at a different purchase price, then the occurrence of each such event shall be deemed to be the date of issuance and record date with respect to a new right or warrant (and a termination or expiration of the existing right or warrant without exercise by the holder thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto, that resulted in an adjustment to the Stock Conversion Ratio under this Section 10.04(d):

     (1) in the case of any such rights or warrants which shall all have been redeemed or repurchased without exercise by any holders thereof, the Stock Conversion Ratio shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder of LifePoint Common Stock with respect to such rights or warrant (assuming such holder had retained such rights or warrants), made to all holders of LifePoint Common Stock as of the date of such redemption or repurchase, and

     (2) in the case of such rights or warrants all of which shall have expired or been terminated without exercise, the Stock Conversion Ratio shall be readjusted as if such rights and warrants had never been issued.

          For purposes of this Section 10.04(d) and Sections 10.04(a), 10.04(b) and 10.04(c), any dividend or distribution to which this Section 10.04(d) is applicable that also includes shares of LifePoint Common Stock, a subdivision or combination of LifePoint Common Stock to which Section 10.04(b) applies, or rights or warrants to subscribe for or purchase shares of LifePoint Common Stock to which Section 10.04(c) applies (or any combination thereof), shall be deemed instead to be:

     (1) a dividend or distribution of the evidences of indebtedness, assets, shares of capital stock, rights or warrants other than such shares of LifePoint Common Stock, such subdivision or combination or such rights or warrants to which Sections 10.04(a), 10.04(b) and 10.04(c) apply, respectively (and any Stock

Conversion Ratio increase required by this Section 10.04(d) with respect to such dividend or distribution shall then be made), immediately followed by

     (2) a dividend or distribution of such shares of LifePoint Common Stock, such subdivision or combination or such rights or warrants (and any further Stock Conversion Ratio adjustment required by Sections 10.04(a), 10.04(b) and 10.04(c) with respect to such dividend or distribution shall then be made), except:

     (A) the Record Date of such dividend or distribution shall be substituted as (x) “the date fixed for the determination of stockholders entitled to receive such dividend or other distribution”, “Record Date fixed for such determinations” and “Record Date” within the meaning of Section 10.04(a), (y) “the day upon which such subdivision becomes effective” and “the day upon which such combination becomes effective” within the meaning of Section 10.04(b), and (z) as “the date fixed for the determination of stockholders entitled to receive such rights or warrants”, “the Record Date fixed for the determination of the stockholders entitled to receive such rights or warrants” and such “Record Date” within the meaning of Section 10.04(c), and

     (B) any shares of LifePoint Common Stock included in such dividend or distribution shall not be deemed “outstanding at the close of business on the date fixed for such determination” within the meaning of Section 10.04(a) and any reduction or increase in the number of shares of LifePoint Common Stock resulting from such subdivision or combination shall be disregarded in connection with such dividend or distribution.

     (e) If, following the execution of the First Supplemental Indenture, LifePoint shall, by dividend or otherwise, distribute to all holders of LifePoint Common Stock cash (excluding any cash that is distributed upon a reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance to which Section 10.11 hereof applies, including, for the avoidance of doubt, the Mergers, or as part of a distribution referred to in Section 10.04(d) hereof), in an aggregate amount that, combined together with: (1) the aggregate amount of any other such distributions to all holders of LifePoint Common Stock made exclusively in cash within the 12 months preceding the date of payment of such distribution, and in respect of which no adjustment pursuant to this Section 10.04(e) has been made, and (2) the aggregate of any cash plus the fair market value (as determined by the Board of Directors, whose determination shall be conclusive and set forth in a Board Resolution) of consideration payable in respect of any tender offer by LifePoint or any of its subsidiaries for all or any portion of the LifePoint Common Stock concluded within the 12 months preceding the date of such distribution, and in respect of which no adjustment pursuant to Section 10.04(f) hereof has been made, exceeds 10% of the product of the Current Market Price (determined as provided in Section 10.04(g)) on the Record Date with respect to such distribution times the number of shares of LifePoint Common Stock outstanding on such date, then and in each such case, immediately after the close of business on such date, the Stock Conversion Ratio shall be adjusted so that the same shall equal the product determined by multiplying the Stock Conversion Ratio in effect immediately prior to the close of business on such Record Date by a fraction:

     (i) the numerator of which shall be equal to the Current Market Price on the Record Date, and

     (ii) the denominator of which shall be equal to the Current Market Price on such date less an amount equal to the quotient of (x) the excess of such combined amount over such 10% and (y) the number of shares of LifePoint Common Stock outstanding on the Record Date.

However, in the event that the then fair market value (as so determined) of the portion of the securities so distributed (other than excluded securities) applicable to one share of LifePoint Common Stock is equal to or greater than the Current Market Price on the Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall have the right to receive (as part of the Province Consideration Units deliverable) upon conversion of a Note (or any portion thereof) the amount of cash such Holder would have received had such Holder converted such Note (or portion thereof) immediately prior to such Record Date. In the event that such dividend or distribution is not so paid or made, the Stock Conversion Ratio shall again be adjusted to be the Stock Conversion Ratio which would then be in effect if such dividend or distribution had not been declared.

     (f) If, following the execution of the First Supplemental Indenture, a tender offer made by LifePoint or any of its subsidiaries for all or any portion of the LifePoint Common Stock shall expire and such tender offer (as amended upon the expiration thereof) shall require the payment to stockholders (based on the acceptance (up to any maximum specified in the terms of the tender offer) of Purchased Shares (as defined below)) of an aggregate consideration having a fair market value (as determined by the Board of Directors, whose determination shall be conclusive and set forth in a Board Resolution) that combined together with:

     (1) the aggregate of the cash plus the fair market value (as determined by the Board of Directors, whose determination shall be conclusive and set forth in a Board Resolution), as of the expiration of such tender offer, of consideration payable in respect of any other tender offers, by LifePoint or any of its subsidiaries for all or any portion of the LifePoint Common Stock expiring within the 12 months preceding the expiration of such tender offer and in respect of which no adjustment pursuant to this Section 10.04(f) has been made, and

     (2) the aggregate amount of any distributions to all holders of LifePoint Common Stock made exclusively in cash within 12 months preceding the expiration of such tender offer and in respect of which no adjustment pursuant to Section 10.04(e) has been made, exceeds 10% of the product of the Current Market Price (determined as provided in Section 10.04(g)) as of the last time (the “Expiration Time”) tenders could have been made pursuant to such tender offer (as it may be amended) times the number of shares of LifePoint Common Stock outstanding (including any tendered shares) on the Expiration Time, then, and in each such case, immediately prior to the opening of business on the day after the date of the Expiration Time, the Stock Conversion Ratio shall be adjusted so that the same shall equal the product determined by multiplying the Stock Conversion Ratio in effect immediately prior to the close of business on the date of the Expiration Time by a fraction:

     (i) the numerator of which shall be the sum of (x) the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender offer) of all shares validly tendered and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the “Purchased Shares”) and (y) the product of the number of shares of LifePoint Common Stock outstanding (less any Purchased Shares) on the Expiration Time and the Current Market Price of the LifePoint Common Stock on the Trading Day next succeeding the Expiration Time, and

     (ii) the denominator of which shall be the number of shares of LifePoint Common Stock outstanding (including any tendered shares) at the Expiration Time multiplied by the Current Market Price of the LifePoint Common Stock on the Trading Day next succeeding the Expiration Time.

Such increase (if any) shall become effective immediately prior to the opening of business on the day following the Expiration Time. In the event that LifePoint is obligated to purchase shares pursuant to any such tender offer, but LifePoint is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Stock Conversion Ratio shall again be adjusted to be the Stock Conversion Ratio which would then be in effect if such tender offer had not been made. If the application of this Section 10.04(f) to any tender offer would result in a decrease to the Stock Conversion Ratio, no adjustment shall be made for such tender offer under this Section 10.04(f).

     (g) For purposes of this Section 10.04, the following terms shall have the meanings indicated:

     (1) “Current Market Price” shall mean the average of the daily Closing Prices per share of LifePoint Common Stock for the ten consecutive Trading Days immediately prior to the date in question; provided, however, that if:

     (i) the “ex” date (as hereinafter defined) for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Stock Conversion Ratio pursuant to Section 10.04(a), (b), (c), (d), (e) or (f) occurs during such ten consecutive Trading Days, the Closing Price for each Trading Day prior to (ii) the “ex” date for such other event shall be adjusted by multiplying such Closing Price by the same fraction by which the Stock Conversion Ratio is so required to be adjusted as a result of such other event;

     (ii) the “ex” date for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Stock Conversion Ratio pursuant to Section 10.04(a), (b), (c), (d), (e) or (f) occurs on or after the “ex” date for the issuance or distribution requiring such computation and prior to the day in question, the Closing Price for each Trading Day on and after the “ex” date for such other event shall be adjusted by multiplying such Closing Price by the reciprocal of the fraction by which the Stock Conversion Ratio is so required to be adjusted as a result of such other event; and

     (iii) the “ex” date for the issuance or distribution requiring such computation is prior to the day in question, after taking into account any adjustment required pursuant to clause (i) or (ii) of this proviso, the Closing Price for each Trading Day on or after such “ex” date shall be adjusted by adding thereto the amount of any cash and the fair market value (as determined by the Board of Directors in a manner consistent with any determination of such value for purposes of Section 10.04(d) or (f), whose determination shall be conclusive and set forth in a Board Resolution) of the evidences of indebtedness, shares of capital stock or assets being distributed applicable to one share of LifePoint Common Stock as of the close of business on the day before such “ex” date.

For purposes of any computation under Section 10.04(f), the Current Market Price of the LifePoint Common Stock on any date shall be deemed to be the average of the daily Closing Prices per share of LifePoint Common Stock for such day and the next two succeeding Trading Days; provided, however, that if the “ex” date for any event (other than the tender offer requiring such computation) that requires an adjustment to the Stock Conversion Ratio pursuant to Section 10.04(a), (b), (c), (d), (e) or (f) occurs on or after the Expiration Time for the tender or exchange offer requiring such computation and prior to the day in question, the Closing Price for each Trading Day on and after the “ex” date for such other event shall be adjusted by multiplying such Closing Price by the reciprocal of the fraction by which the Stock Conversion Ratio is so required to be adjusted as a result of such other event. For purposes of this paragraph, the term “ex” date, when used:

     (A) with respect to any issuance or distribution, means the first date on which the LifePoint Common Stock trades regular way on the relevant exchange or in the relevant market from which the Closing Price was obtained without the right to receive such issuance or distribution;

     (B) with respect to any subdivision or combination of shares of LifePoint Common Stock, means the first date on which the LifePoint Common Stock trades regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective, and

     (C) with respect to any tender or exchange offer, means the first date on which the LifePoint Common Stock trades regular way on such exchange or in such market after the Expiration Time of such offer.

Notwithstanding the foregoing, whenever successive adjustments to the Stock Conversion Ratio are called for pursuant to this Section 10.04, such adjustments shall be made to the Current Market Price as may be necessary or appropriate to effectuate the intent of this Section 10.04 and to avoid unjust or inequitable results as determined in good faith by the Board of Directors.

     (2) “fair market value” shall mean the amount which a willing buyer would pay a willing seller in an arm’s length transaction.

     (3) “Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of LifePoint Common Stock have the right to receive any cash, securities or other property or in which the LifePoint Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the LifePoint Board of Directors or by statute, contract or otherwise).

     (h) The Company may make such increases in the Stock Conversion Ratio, in addition to those required by Section 10.04(a), (b), (c), (d), (e) or (f), as the Board of Directors considers to be advisable to avoid or diminish any income tax to holders of LifePoint Common Stock or rights to purchase LifePoint Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

     To the extent permitted by applicable law, the Company from time to time may increase the Stock Conversion Ratio by any amount for any period of time if the period is at least 20 days and the increase is irrevocable during the period and the Board of Directors determines in good faith that such increase would be in the best interests of the Company, which determination shall be conclusive and set forth in a Board Resolution. Whenever the Stock Conversion Ratio is increased pursuant to the preceding sentence, the Company shall mail to the Trustee and each Holder at the address of such Holder as it appears in the Register a notice of the increase at least 15 days prior to the date the increased Stock Conversion Ratio takes effect, and such notice shall state the increased Stock Conversion Ratio and the period during which it will be in effect.

     (i) No adjustment in the Stock Conversion Ratio shall be required unless such adjustment would require an increase or decrease of at least 1% in such ratio; provided, however, that any adjustments which by reason of this Section 10.04(i) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Article 10 shall be made by the Company and shall be made to the nearest cent or to the nearest one hundredth of a share, as the case may be. No adjustment need be made for a change in the par value or no par value of the LifePoint Common Stock.

     (j) In any case in which this Section 10.04 provides that an adjustment shall become effective immediately after a Record Date for an event, the Company may defer until the occurrence of such event (i) issuing to the Holder of any Note converted after such Record Date and before the occurrence of such event the additional shares of LifePoint Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the LifePoint Common Stock issuable upon such conversion before giving effect to such adjustment and (ii) paying to such Holder any amount in cash in lieu of any fraction pursuant to Section 10.03 hereof.

     (k) For purposes of this Section 10.04, the number of shares of LifePoint Common Stock at any time outstanding shall not include shares held in the treasury of LifePoint but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of LifePoint Common Stock. LifePoint will not pay any dividend or make any distribution on shares of LifePoint Common Stock held in the treasury of LifePoint.

     (l) If the distribution date for the rights provided in LifePoint’s rights agreement, if any, occurs prior to the date a Note is converted, the Holder of the Note who converts such Note after the distribution date is not entitled to receive the rights that would otherwise be attached (but for the date of conversion) to the shares of LifePoint Common Stock received upon such conversion; provided, however, that an adjustment shall be made to the Stock Conversion Ratio pursuant to Section 10.04(b) as if the rights were being distributed to the common stockholders of LifePoint immediately prior to such conversion. If such an adjustment is made and the rights are later redeemed, invalidated or terminated, then a corresponding reversing adjustment shall be made to the Stock Conversion Ratio, on an equitable basis, to take account of such event.

          SECTION 10.05 Notice of Adjustments of Stock Conversion Ratio. Whenever the Stock Conversion Ratio is adjusted as herein provided (other than in the case of an adjustment pursuant to the second paragraph of Section 10.04(h) for which the notice required by such paragraph has been provided), the Company shall promptly file with the Trustee and any Conversion Agent other than the Trustee an Officers’ Certificate setting forth the adjusted Stock Conversion Ratio and showing in reasonable detail the facts upon which such adjustment is based. Promptly after delivery of such Officers’ Certificate, the Company shall prepare a notice stating that the Stock Conversion Ratio has been adjusted and setting forth the adjusted Stock Conversion Ratio and the date on which each adjustment becomes effective, and shall mail such notice to each Holder at the address of such Holder as it appears in the Register within 20 days of the effective date of such adjustment. Failure to deliver such notice shall not effect the legality or validity of any such adjustment.

          SECTION 10.06 Notice Prior to Certain Actions. In case at any time after the date of the First Supplemental Indenture:

     (1) LifePoint shall declare a dividend (or any other distribution) on LifePoint Common Stock payable otherwise than in cash out of its capital surplus or its consolidated retained earnings;

     (2) LifePoint shall authorize the granting to the holders of LifePoint Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class (or of securities convertible into shares of capital stock of any class) or of any other rights;

     (3) there shall occur any reclassification of LifePoint Common Stock (other than a subdivision or combination of the outstanding LifePoint Common Stock, a change in par value, a change from par value to no par value or a change from no par value to par value), or any merger, consolidation, statutory share exchange or combination to which LifePoint is a party and for which approval of any shareholders of LifePoint is required, or the sale, transfer or conveyance of all or substantially all of the assets of LifePoint; or

     (4) there shall occur the voluntary or involuntary dissolution, liquidation or winding up of LifePoint;

the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of Notes pursuant to Section 4.03 hereof, and shall cause to be provided to the Trustee and all Holders in accordance with Section 12.02 hereof, at least 20 days (or 10 days in any case specified in clause (1) or (2) above) prior to the applicable record or effective date hereinafter specified, a notice stating:

     (A) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of LifePoint Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or

     (B) the date on which such reclassification, merger, consolidation, statutory share exchange, combination, sale, transfer, conveyance, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of LifePoint Common Stock of record shall be entitled to exchange their shares of LifePoint Common Stock for securities, cash or other property deliverable upon such reclassification, merger, consolidation, statutory share exchange, sale, transfer, dissolution, liquidation or winding up.

          Neither the failure to give such notice nor any defect therein shall affect the legality or validity of the proceedings or actions described in clauses (1) through (4) of this Section 10.06.

          SECTION 10.07 LifePoint to Reserve LifePoint Common Stock. LifePoint shall at all times use its best efforts to reserve and keep available, free from preemptive rights, out of its authorized but unissued LifePoint Common Stock, for the purpose of effecting the conversion of Notes, the full number of shares of fully paid and nonassessable LifePoint Common Stock then issuable upon the conversion of all Notes outstanding.

          SECTION 10.08 Taxes on Conversions. Except as provided in the next sentence, LifePoint will pay any and all taxes (other than taxes on income) and duties that may be payable in respect of the issue or delivery of shares of LifePoint Common Stock on conversion of Notes pursuant hereto. A Holder delivering a Note for conversion shall be liable for and will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue and delivery of shares of LifePoint Common Stock in a name other than that of the Holder of the Note or Notes to be converted, and no such issue or delivery shall be made unless the Person requesting such issue has paid to LifePoint the amount of any such tax or duty, or has established to the satisfaction of LifePoint that such tax or duty has been paid.

          SECTION 10.09 Covenant as to LifePoint Common Stock. LifePoint covenants that all shares of LifePoint Common Stock which may be issued upon conversion of Notes will upon issue be fully paid and nonassessable and, except as provided in Section 10.08, LifePoint will pay all taxes, liens and charges with respect to the issue thereof.

          SECTION 10.10 Cancellation of Converted Notes. All Notes delivered for conversion shall be delivered to the Trustee to be canceled by or at the direction of the Trustee, which shall dispose of the same as provided in Section 2.10.

          SECTION 10.11 Effect of Reclassification, Consolidation, Merger or Sale. If any of following events occur, namely:

     (1) any reclassification or change of the outstanding shares of LifePoint Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination),

     (2) any merger, consolidation, statutory share exchange or combination of LifePoint with another corporation as a result of which holders of LifePoint Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such LifePoint Common Stock or

     (3) any sale or conveyance of the properties and assets of LifePoint as, or substantially as, an entirety to any other corporation as a result of which holders of LifePoint Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such LifePoint Common Stock,

LifePoint or the successor or purchasing corporation, as the case may be, and the Company shall execute with the Trustee a supplemental indenture (which shall comply with the TIA as in force at the date of execution of such supplemental indenture if such supplemental indenture is then required to so comply) providing that such Note shall be convertible into the kind and amount of shares of stock and other securities or property or assets (including cash) which such Holder would have been entitled to receive upon such reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance had such Notes been converted into LifePoint Common Stock (and the Cash Component) immediately prior to such reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance assuming such holder of LifePoint Common Stock did not exercise its rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance (provided that, if the kind or amount of securities, cash or other property receivable upon such reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance is not the same for each share of LifePoint Common Stock in respect of which such rights of election shall not have been exercised (“Non-Electing Share”), then for the purposes of this Section 10.11 the kind and amount of securities, cash or other property receivable upon such reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance for each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares). Such supplemental indenture shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 10. If, in the case of any such reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance, the stock or other securities and assets receivable thereupon by a holder of shares of LifePoint Common Stock includes shares of stock or other securities and assets of a corporation other than the successor or purchasing corporation, as the case may be, in such reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance, then such supplemental indenture shall also be executed by such other corporation and shall contain such additional provisions to protect the interests of the Holders of the Notes as the Board of Directors shall reasonably consider necessary by reason of the foregoing, including to the extent practicable the provisions providing for the repurchase rights set forth in Section 3.08 hereof.

          The Company shall cause notice of the execution of such supplemental indenture to be mailed to each Holder, at the address of such Holder as it appears on the Register, within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture.

          The above provisions of this Section 10.11 shall similarly apply to successive reclassifications, mergers, consolidations, statutory share exchanges, combinations, sales and conveyances.

          If this Section 10.11 applies to any event or occurrence, Section 10.04 hereof shall not apply.

          SECTION 10.12 Responsibility of Trustee for Conversion Provisions. The Trustee, subject to the provisions of Section 7.01 hereof, and any Conversion Agent shall not at any time be under any duty or responsibility to any Holder of Notes to determine whether any facts exist which may require any adjustment of the Stock Conversion Ratio, or with respect to the nature or intent of any such adjustments when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. Neither the Trustee, subject to the provisions of Section 7.01 hereof, nor any Conversion Agent shall be accountable with respect to the validity or value (of the kind or amount) of any LifePoint Common Stock (and the Cash Component), or of any other securities or property, which may at any time be issued or delivered upon the conversion of any Note; and it or they do not make any representation with respect thereto. Neither the Trustee, subject to the provisions of Section 7.01 hereof, nor any Conversion Agent shall be responsible for any failure of LifePoint or the Company to make any cash payment or to issue, transfer or deliver any shares of stock or share certificates or other securities or property upon the surrender of any Note for the purpose of conversion; and the Trustee, subject to the provisions of Section 7.01 hereof, and any Conversion Agent shall not be responsible or liable for any failure of LifePoint or the Company to comply with any of the covenants of LifePoint or the Company contained in this Article 10.

ANNEX B

ARTICLE 13

NOTE GUARANTEE

          SECTION 13.01 Guarantee. Subject to Article 14, LifePoint hereby fully and unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that: (a) the principal of, premium, if any, and interest on the Notes will be promptly paid by the Company in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid by the Company in full or performed by the Company, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid by the Company in full when due or performed by the Company in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. LifePoint agrees that this is a guarantee of payment and not a guarantee of collection.

          LifePoint hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of LifePoint. LifePoint hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture (which, for the avoidance of doubt, it is agreed shall have occurred upon termination of all of the Company’s obligations under the Indenture as provided in Section 8.01 of the Indenture).

          If any Holder or the Trustee is required by any court or otherwise to return to the Company, LifePoint or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or LifePoint, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

          LifePoint agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. LifePoint further agrees that, as between itself, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by LifePoint for the purpose of this Note Guarantee, failing payment when due by the Company.

          SECTION 13.02 Limitation on LifePoint Liability. The obligations of LifePoint under its Note Guarantee and this Article 13 shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of LifePoint that are relevant under such laws, result in the obligations of LifePoint under its Note Guarantee not constituting a fraudulent transfer or conveyance, or otherwise being voidable under applicable law relating to such matters or similar laws affecting the rights of creditors generally.

          SECTION 13.03 Successor Guarantor. LifePoint may consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, provided that:

     (1) the resulting, surviving or transferee Person (the “Successor Guarantor”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Guarantor (if not LifePoint) shall expressly assume, by an indenture supplement, executed and delivered to the Trustee, all the obligations of LifePoint under the Note Guarantee and the Indenture; and

     (2) the Company shall have delivered to the Trustee an Officers’ Certificate of the Company and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture (if any) comply with this Indenture;

          The Successor Guarantor shall be the successor to LifePoint and shall succeed to, and be substituted for, and may exercise every right and power of, LifePoint under the Note Guarantee, and the predecessor company, except in the case of a lease, shall be released from its obligations with respect to the Note Guarantee.

ARTICLE 14

SUBORDINATION OF NOTE GUARANTEE

          SECTION 14.01 Subordination of Note Guarantee. Notwithstanding any other provision of this Indenture, the Obligations of LifePoint under its Note Guarantee pursuant to Article 13 shall be junior and subordinated, in the manner provided in this Article 14, to the prior payment in full in cash of the LifePoint Senior Indebtedness.

          SECTION 14.02 When Distribution Must Be Paid Over. In the event that, notwithstanding the provisions of this Article 14, any payment or distribution of any kind or character, whether in cash, property or securities, shall be received by the Trustee or any Holder which is prohibited by such provisions, then and in such event such payment shall be held in trust for the benefit of, and shall be paid over and delivered by such Trustee or Holder to, the trustee or any other representative of holders of LifePoint Senior Indebtedness, as their interest may appear, for application to LifePoint Senior Indebtedness remaining unpaid until all LifePoint Senior Indebtedness has been paid in full in cash or cash equivalents after giving effect to any concurrent distribution to or for the holders of LifePoint Senior Indebtedness.

          With respect to the holders of LifePoint Senior Indebtedness, the Trustee undertakes to perform only such obligations on the part of the Trustee as are specifically set forth in this Article 14, and no implied covenants or obligations with respect to the holders of LifePoint Senior Indebtedness shall be read into this Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of LifePoint Senior Indebtedness, and shall not be liable to any such holders if the Trustee shall pay over or distribute to or on behalf of Holders or the Company or any other Person money or assets to which any holders of LifePoint Senior Indebtedness shall be entitled by virtue of this Article 14, except if such payment is made as a result of the willful misconduct or gross negligence of the Trustee.

          SECTION 14.03 Subrogation. After all LifePoint Senior Indebtedness is paid in full and until the Notes are paid in full, Holders shall be subrogated to the rights of holders of LifePoint Senior Indebtedness to receive distributions applicable to LifePoint Senior Indebtedness to the extent that distributions otherwise payable to the Holders have been applied to the payment of LifePoint Senior Indebtedness. A distribution made under this Article 14 to holders of LifePoint Senior Indebtedness that otherwise would have been made to Holders is not, as between LifePoint and Holders, a payment by LifePoint on LifePoint Senior Indebtedness. Subject to Article 13, in the event that, pursuant to the Note Guarantee, LifePoint shall pay any obligations of the Company under the Notes or the Indenture, LifePoint shall be subrogated to the rights of the Holders with respect to such obligations.

          SECTION 14.04 Relative Rights. This Article 14 defines the relative rights of Holders and holders of LifePoint Senior Indebtedness. Nothing in this Indenture shall: (i) impair, as between LifePoint and Holders, the obligation of LifePoint, which is absolute and unconditional, to pay its Note Guarantee to the extent set forth in Article 13; or (ii) prevent the Trustee or any Holder from exercising its available remedies upon a default by LifePoint under its Note Guarantee, subject to the rights of holders and owners of LifePoint Senior Indebtedness to receive distributions and payments otherwise payable to Holders.

          SECTION 14.05 Trustee Entitled to Rely. Upon any payment or distribution of assets referred to in this Article 14, the Trustee and the Holders shall be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of such representative(s) or of the liquidating trustee or agent or other Person making any distribution to the Trustee or to the Holders for the purpose of ascertaining the Persons entitled to participate in such distribution, all holders of the

LifePoint Senior Indebtedness and other Indebtedness of LifePoint, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 14.

          SECTION 14.06 Rights of Trustee and Paying Agent. Notwithstanding the provisions of this Article 14 or any other provision of this Indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment or distribution by the Trustee, and the Trustee and the Paying Agent may continue to make payments on the Note Guarantee, unless a Responsible Officer of the Trustee shall have received at its Corporate Trust Office at least three Business Days prior to the date of such payment written notice of facts that would cause the payment of any obligations with respect to the Note Guarantee to violate this Article 14. Only a holder of LifePoint Senior Indebtedness or a representative of such holder may give the notice. Nothing in this Article 14 shall impair the claims of, or payments to, the Trustee under or pursuant to Section 7.06.

          The Trustee in its individual or any other capacity may hold LifePoint Senior Indebtedness with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights.

ANNEX C

ASSIGNMENT FORM	CONVERSION NOTICE
To assign this Note, fill in the form below:	To convert this Note into Province
I or we assign and transfer this Note to	Consideration Units,
check the box:
[ ]

To convert only part of this Note,
state the principal amount to be
converted (which must be $1,000 or
an integral multiple of $1,000):

(Insert assignee’s soc. sec. or tax ID no.)
$

If you want the stock certificate for the
LifePoint Common Stock that comprises a
portion of the Province Consideration
Units made out in another person’s name,
fill in the form below:
(Print or type assignee’s name, address and zip code)

and irrevocably appoint	(Insert other person’s soc. sec. or
agent to transfer this Note on the books of the	tax ID no.)
Company.
The agent may substitute another to act for him.

(Print or type other person’s name,
address and zip code)

Date:                                                              Your Signature:

(Sign exactly as your name appears on the other side of this Note)

ANNEX D

Form of Letter to Be Delivered by Accredited Investors

Province Healthcare Company
105 Westwood Place, Suite 400
Brentwood, Tennessee 37207

Attention: General Counsel

U.S. Bank, National Association
One Financial Square
Louisville, Kentucky 40202

Attention: Corporate Trust
Telephone No. (502) 581-5443
Facsimile No. (502) 581-4198

Dear Sirs:

     We are delivering this letter in connection with the proposed transfer of $___ principal amount of the 4 1/2% Convertible Subordinated Notes due 2005 (the “Notes”) of Province Healthcare Company (the “Company”), which are convertible into Province Consideration Units, each of which are comprised of $11.375 cash and a number shares of common stock $0.01 par value per share (the “LifePoint Common Stock”) of LifePoint Hospitals Inc., a Delaware corporation previously named Lakers Holding Corp. equal to the Stock Conversion Ratio.

     We hereby confirm that:

     (i) we are an “accredited investor” within the meaning of Rule 501(a)(1), (2) or (3) under the Securities Act of 1933, as amended (the “Securities Act”), or an entity in which all of the equity owners are accredited investors within the meaning of Rule 501(a)(1), (2) or (3) under the Securities Act (an “Institutional Accredited Investor”);

     (ii) the purchase of Notes by us is for our own account or for the account of one or more other Institutional Accredited Investors or as fiduciary for the account of one or more trusts, each of which is an “accredited investor” within the meaning of Rule 501(a)(7) under the Securities Act and for each of which we exercise sole investment discretion or (B) we are a “bank,” within the meaning of Section 3(a)(2) of the Securities Act, or a “savings and loan association” or other institution described in Section 3(a)(5)(A) of the Securities Act that is acquiring Notes fiduciary for the account of one or more institutions for which we exercise sole investment discretion;

     (iii) we have such knowledge and experience in financial and business matters that we are capable of evaluating the merits and risks of purchasing Notes; and

     (iv) we are not acquiring Notes with a view to distribution thereof or with any present intention of offering or selling Notes or the LifePoint Common Stock issuable upon conversion thereof, except as permitted below; provided that the disposition of our property and property of any accounts for which we are acting as fiduciary shall remain at all times within our control.

     We understand that the Notes were originally offered and sold in a transaction not involving any public offering within the United States within the meaning of the Securities Act and that the Notes and the shares of LifePoint Common Stock (the “Notes”) issuable upon conversion thereof have not been registered under the Securities Act, and we agree, on our own behalf and on behalf of each account for which we acquire any Notes, that if in the future we decide to resell or otherwise transfer such Notes prior to the date (the “Resale Restriction Termination Date”) which is two years after the later of the original issuance of the Notes and the last date on which the Company or an affiliate of the Company was the owner of the Note, such Notes may be resold or otherwise transferred only (i) to the Company or any subsidiary thereof, or (ii) for as long as the Notes are eligible for resale pursuant to Rule 144A, to a person it reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) that purchases for its own account or for the account of a qualified institutional buyer to which notice is given that the transfer is being made in reliance on Rule 144A, or (iii) to an Institutional Accredited Investor that is acquiring the Note for its own account, or for the account of such Institutional Accredited Investor for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act, or (iv) pursuant to another available exemption from registration under the Securities Act (if applicable), or (v) pursuant to a registration statement which has been declared effective under the Securities Act and, in each case, in accordance with any applicable securities laws of any State of the United States or any other applicable jurisdiction and in accordance with the legends set forth on the Notes. We further agree to provide any person purchasing any of the Notes other than pursuant to clause (v) above from us a notice advising such purchaser that resales of such Notes are restricted as stated herein. We understand that the trustee or the transfer agent, as the case may be, for the Notes will not be required to accept for registration of transfer any Notes pursuant to (iii) or (iv) above except upon presentation of evidence satisfactory to the Company that the foregoing restrictions on transfer have been complied with. We further understand that any Notes will be in the form of definitive physical certificates and that such certificates will bear a legend reflecting the substance of this paragraph other than certificates representing Notes transferred pursuant to clause (v) above.

     We acknowledge that the Company, others and you will rely upon our confirmations, acknowledgments and agreements set forth herein, and we agree to notify you promptly in writing if any of our representations or warranties herein ceases to be accurate and complete.

     THIS LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

(Name of Purchaser)

By:

Name:
Title:
Address:

D-2